Filed Pursuant to Rule 424(b)(2)

Registration No. 333-131369

Product Supplement ARN-Bear to Prospectus and Prospectus Supplement, each dated January 30, 2006

AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)

Medium-Term Notes, Series D, Accelerated Return Bear Market NotesSM

The Notes:

•     We may offer from time to time Accelerated Return Bear Market NotesSM (the “Notes”). The Notes will be senior unsecured debt securities and part of a series entitled “Medium-Term Notes, Series D”. The Notes will be linked to a market measure, which will be described in a term sheet or pricing supplement for the applicable Notes. This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more prospectus supplements in the form of term sheets or pricing supplements (a “term sheet”) which will describe the specific terms of that issue of Notes. Such term sheets will identify the market measure that will be used to calculate a return on the Notes offered thereby, and any additions or changes to the terms specified in this product supplement.

•     The Notes are designed for investors who are seeking exposure to a specific market measure (the “Market Measure”) and who anticipate that the value of such Market Measure will decrease moderately from the starting value of the Market Measure on the pricing date to the ending value of the Market Measure on the calculation date or dates as the case may be, shortly before the maturity date of such issue of Notes. Investors must be willing to forego interest payments on the Notes and be willing to accept a return that may be less than the original public offering price of the Notes and that will not be more than the limit described in this product supplement and the applicable term sheet (the “Capped Value”).

•     A Market Measure may be a commodity- or equity-based index or indices, the value of a single commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value (each as defined in this product supplement).

•     There will be no payments on the Notes prior to the maturity date and we cannot redeem the Notes prior to the maturity date (other than in the case certain changes in Swedish taxation).

•     There will be no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the Notes at maturity. The return on your Notes will be subject to the Capped Value per unit set forth in the applicable term sheet.

•     If provided for in the applicable term sheet, we may apply to have the Notes listed on a securities exchange or quotation system. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. We make no representations, however, that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

Payment on the maturity date:

•     The amount you receive on the maturity date (the “Redemption Amount”) will be based upon the direction of and percentage change in the value of the Market Measure from the Starting Value of such Market Measure on the pricing date of such offering of Notes to the Ending Value of such Market Measure determined on a certain calculation date or dates shortly before the maturity date of such Notes, as set forth in the applicable term sheet. If the value of the Market Measure:

•       has decreased, on the maturity date you will receive a payment per unit equal to the original public offering price of the Notes of such issue (the “Original Offering Price”) plus an amount equal to the Original Offering Price multiplied by a factor (the “Leverage Factor”) of the percentage decrease of the Market Measure, up to the Capped Value per unit applicable to such issue of Notes;

•       is unchanged or has increased by an amount up to and including the Threshold Value set forth in the applicable term sheet, on the maturity date you will receive a payment per unit equal to the Original Offering Price per unit; or

•       has increased above the Threshold Value, on the maturity date you will receive a payment per unit based upon that percentage increase and, as a result, you may receive less, and possibly significantly less, than the Original Offering Price.

•     As set forth in the applicable term sheet, Merrill Lynch, Pierce, Fenner & Smith Incorporated will be our agent for purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Redemption Amount (in such capacity, the “Calculation Agent”).

Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page P-4 of this product supplement and beginning on page S-7 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is January 11, 2008.

Accelerated Return NotesSM is a service mark of Merrill Lynch & Co., Inc.

Product Supplement ARN

RISK FACTORS	P4
DESCRIPTION OF THE NOTES	P10
THE MARKET MEASURE	P15
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	P17
USE OF PROCEEDS AND HEDGING	P19
SUPPLEMENTAL PLAN OF DISTRIBUTION	P19
INDEX OF CERTAIN DEFINED TERMS	P20

Prospectus Supplement

About this Prospectus Supplement	S-3
Summary Description of the Notes	S-4
Risks Associated with Foreign Currency Notes and Indexed Notes	S-7
Currency Exchange Information	S-10
Description of the Notes	S-11
United States Federal Income Tax Consequences	S-31
Plan of Distribution	S-37
Prospectus

About this Prospectus	3
Incorporation of Information We File with the SEC Forward-Looking Statements	4
Enforcement of Liabilities; Service of Process	4
Prospectus Summary	5
Use of Proceeds	9
Capitalization	9
Description of Debt Securities	10
Swedish Taxation	19
Plan of Distribution	20
Exchange Controls and Other Limitations Affecting Security Holders	21
Validity of the Debt Securities	21
Authorized Representative	21
Expenses	21
Experts	22
Where You Can Find More Information	22

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References in this product supplement to “SEK”, “we”, “us” and “our” are to AB Svensk Exportkredit (Swedish Export Credit Corporation)

References in this product supplement to “Merrill Lynch” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, the prospectus supplement and the term sheet or pricing supplement which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor Merrill Lynch has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor Merrill Lynch is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet or pricing supplement.

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RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement, the applicable term sheet or any other prospectus supplement relating to a specific issue of Notes before deciding whether an investment in the Notes is suitable for you.

General

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date. The Redemption Amount will depend on the direction of and percentage change in the value of the Market Measure from the Starting Value to the Ending Value. Because the value of any Market Measure will be subject to market fluctuations, the Redemption Amount you receive may be less than the Original Offering Price per unit of the Notes. If the Ending Value is greater than the Threshold Value, the Redemption Amount will be less than the Original Offering Price per unit of the Notes even if the value of the Market Measure is less than the Threshold Value at certain other points during the term of the Notes. As a result, you may receive less, and possibly significantly less, than the Original Offering Price per unit.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a conventional interest bearing debt security of SEK with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to a Market Measure

In the ordinary course of its business, Merrill Lynch or SEK may express views on expected movements in a Market Measure or in the components of a Market Measure, and these views may be communicated to clients in the ordinary course of its business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from Merrill Lynch and its affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the components of a Market Measure from multiple sources and should not rely on the views expressed by SEK or Merrill Lynch and its affiliates.

Any positive return is limited by the Capped Value

If the Ending Value of the Market Measure is greater than the Threshold Value, your investment will result in a loss, and possibly a significant loss. If the level of the Market Measure decreases from the Starting Value to the Ending Value, you will receive a return on your investment at maturity. However, the opportunity to participate in the possible decreases in the level of the Market Measure through an investment in the Notes is limited because the Redemption Amount will never exceed the Capped Value.

Exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars. Unless otherwise indicated in the applicable term sheet, if the value of a Market Measure or any Market Measure component is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates.

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In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing Merrill Lynch with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although Merrill Lynch has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Market Measure.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch with compensation for its services in developing the securities. If a market-maker (which may be Merrill Lynch) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Offering Price. Merrill Lynch is not obligated to make a market in the Notes.

Assuming there is no change in the value of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which Merrill Lynch or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other

For Notes linked to a basket of two or more indices, price movements in the basket components may not correlate with each other. At a time when the value of one or more of the basket components decreases, the value of one or more of the other basket components may not decrease as much or may even increase in value. Therefore, in calculating the closing value of a basket component on a valuation date, decreases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser decreases or increases in the value of one or more of the other basket components.

You cannot predict the future performance of any basket components or the basket as a whole, or whether decreases in the values of any of the basket components will be offset by increases in the values of the other basket components, based on their historical performance.

The respective publishers of the Market Measures may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

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The publishers of each Market Measure (each a “Market Measure Publisher”) can add, delete or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure. You should realize that the changing of companies, commodities or other components included in a Market Measure may affect such Market Measure, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure. Any of these actions could adversely affect the value of the Notes. The Market Measure Publishers have no obligation to consider your interests in calculating or revising the Market Measure.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as a decrease in the value of the Market Measure. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The value of the Market Measure is expected to affect the trading value of the Notes.     We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Market Measure is below or is not below the Starting Value. However, if you choose to sell your Notes when the value of the Market Measure is below the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined. In addition, because the payment on the maturity date on the Notes will not exceed the Capped Value set forth in the applicable term sheet, we do not expect that the Notes will trade in the secondary market above the Capped Value.

Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes.     Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.     We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. If the Market Measure to which your Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.

Changes in dividend yields on stocks included in equity-based, excess return Market Measures are expected to affect the trading value of the Notes linked to such Market Measures.     In general, if dividend yields on the stocks included in a Market Measure increase, we expect that the trading value of such Notes will increase and, conversely, if dividend yields on the such stocks decrease, we expect that the trading value of such Notes will decrease.

As the time remaining to the stated maturity date of the Notes decreases, the “time premium” associated with the Notes is expected to decrease.     We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the value of the Market Measure. This difference will reflect a “time premium” due to expectations concerning the value of the Market Measure during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

Changes in our credit ratings may affect the trading value of the Notes.     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase or decrease, if any, in the value of the Market Measure from the Starting Value to the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

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In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Market Measure will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by Merrill Lynch and its affiliates may affect your return

Merrill Lynch and its affiliates may from time to time buy or sell the Market Measures, components of Market Measures or futures or options contracts on Market Measures or components of the Market Measures for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the date an issue of the Notes are priced for initial sale to the public (the “Pricing Date”) may temporarily increase or decrease the prices of a Market Measure or components of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure or component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure or component may change subsequent to the Pricing Date of an issue of Notes, affecting the value of the Market Measure and therefore the trading value of the Notes.

Merrill Lynch may do business with underlying companies

Merrill Lynch or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure, including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, Merrill Lynch or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of Merrill Lynch may publish research reports about those companies. Merrill Lynch does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of Merrill Lynch or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “United States Federal Income Tax Considerations” in this product supplement. It is also possible that future United States legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-upon treatment discussed under “United States Federal Income Tax Considerations” in this product supplement, and that any such guidance could have retroactive effect.

Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in such Market Measure

If the Market Measure to which your Notes are linked is equity-based, you will not have voting rights or rights to receive cash dividends or other ownership rights in the stocks included in such Market Measure and your return on the Notes will not reflect the return you would realize if you actually owned the component stocks included in the Market Measure and received the dividends paid on those stocks. This is because the Calculation Agent will calculate the

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amount payable to you on the maturity date by reference to the Ending Value. Additionally, the Ending Values of certain equity based indices reflect only the prices of the common stocks included in the component stocks and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. SEK will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry (i.e. energy). These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect a to commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the

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effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

Notes linked to a commodity-based Market Measure will not be regulated by the CFTC

Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by us or Merrill Lynch or any of its affiliates on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher (as defined below to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

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DESCRIPTION OF THE NOTES

We will issue Notes as part of series of senior unsecured debt securities entitled “Medium-Term Notes, Series D,” under the Indenture. The Notes and the Indenture are more fully described in the accompanying general prospectus supplement. The Bank of New York Trust Company, N.A. is the successor trustee under the Indenture. The Notes will mature on the date set forth in the applicable term sheet relating to a specific issue of Notes. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The Notes will not be subject to redemption by us or repayment at the option of any holder of the Notes prior to the maturity date, other than as a result of changes in Swedish tax law, as set forth in “— Tax Redemption”.

We will issue the Notes in the denominations of whole units, each with a public offering price per unit as set forth in the applicable term sheet (the “Original Offering Price”). You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes and therefore you will not receive a minimum fixed amount on the maturity date.

Payment on the Maturity Date

On the maturity date, you will be entitled to receive a cash payment per unit in United States dollars equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Redemption Amount

The “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will equal:

(i)	If the Ending Value of the Market Measure is less than its Starting Value:

but the Redemption Amount per unit will not be less than zero.

provided, however, the Redemption Amount will not exceed an amount per unit as set forth in the applicable term sheet (the “Capped Value”). The Capped Value will be determined on the date the Notes are priced for initial sale to the public (the “Pricing Date”) and will be set forth in the applicable term sheet or pricing supplement made available in connection with sales of a specific issue of the Notes.

(ii)	If the Ending Value is greater than the Starting Value, but equal to or less than the Threshold Value, the Original Offering Price per unit.

(iii)	If the Ending Value is greater than the Threshold Value:

but the Redemption Amount per unit will not be less than zero.

The “Threshold Value” will be set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount per unit will be less than the Original Offering Price if there is any increase in the level of the Market Measure from the Starting Value to the Ending Value. If the Threshold

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Value is greater than 100% of the Starting Value, the Redemption Amount per unit will not be less than the Original Offering Price unless the level of the Market Measure increases above the Threshold Value from the Starting Value to the Ending Value.

The “Starting Value” will be the value of the Market Measure on the Pricing Date as determined by the Calculation Agent.

Ending Value Calculation – Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, the “Ending Value” will be determined by the Calculation Agent and will equal the average of the closing values of such Market Measure determined on each of a certain number of Calculation Days during the Calculation Period. The timing and exact number of Calculation Days in the Calculation Period, which may be one or more, will be set forth in the applicable term sheet. We may calculate the Ending Value by reference to a fewer number of days than set forth in the applicable term sheet if, during the period shortly before the maturity date of an issue of Notes, there is a disruption in the trading of the Market Measure or a sufficient number of components included in the Market Measure or certain futures or options contracts relating to a Market Measure or components of a Market Measure. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Market Measure on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Market Measure determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that scheduled Market Measure Business Day.

Ending Value Calculation – Commodity Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, the “Ending Value” with respect to the Redemption Amount payable on the stated maturity date will equal the closing level of the Market Measure on a specific Market Measure Business Day preceding the maturity date (the “Valuation Date”), as set forth in the applicable term sheet, provided that if a Market Disruption Event occurs on that date, the Ending Value will be determined according to the Market Disruption Calculation (as described below).

The “Calculation Period” means the period shortly before the maturity date the timing and length of which will be set forth in the applicable term sheet.

A “Calculation Day” means any Market Measure Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

A “Market Measure Business Day” means a day on which (1) the Market Measure or any successor thereto is calculated and published, and, in the case of an equity-based Market Measure, (2) the New York Stock Exchange (the “NYSE”), the American Stock Exchange and the Nasdaq Stock Market are open for trading.

Market Disruption Event – Equity-Based Market Measures

For equity-based Market Measures, “Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

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For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	if applicable to equity-based Market Measures with component stocks listed on the NYSE, for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Market Disruption Event – Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)	A material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)	The exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component.

(4)	A suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5)	Any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

For Notes linked to a commodity-based Market Measure, in the event a Market Disruption Event has occurred on the Valuation Date, the Market Measure level will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	With respect to each Market Measure component, which is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the Valuation Date.

(2)	With respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each

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such contract on the first day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Valuation Date and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on us and the holders and beneficial owners of the Notes.

Adjustments to the Market Measure

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of equity-based Market Measures, or of a level of a commodity futures index, in the case of a commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of the Market Measure

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and us, the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor market measure, we will cause the Calculation Agent to give notice of that selection to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on any of the Calculation Days or the Valuation Date, as applicable,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the Calculation Period or Valuation Date, as applicable, and the Calculation Agent determines that no successor market measure is available at that time, then on each Business Day until the earlier to occur of:

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•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a successor market measure is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day or the Valuation Date, as applicable. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which (i) the Market Measure or a successor market measure, if any, that has not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any successor market measures, which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure, used to calculate a substitute level for a Market Measure following a discontinuance, as discussed above, are open for trading.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

Tax Redemption

We may redeem the Notes prior to maturity if, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental charge subsequent to the date of the issuance of the Notes, we would become obligated to pay additional amounts as set forth in the accompanying prospectus under “Description of Debt Securities—Optional Redemption Due to Change in Swedish Tax Treatment”. If such an imposition occurs, we may at our option redeem all, but not less than all, the Notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price per Note will be determined by the Calculation Agent and will be equal to the Redemption Amount plus accrued and unpaid interest, if any, to but excluding the redemption date, calculated as though the applicable Calculation Day were the third Business Day prior to the redemption date.

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THE MARKET MEASURE

General

The Market Measure to which a specific issue of Notes are linked will be set forth in one or more term sheets or pricing supplements. Each Market Measure allows investors to participate in the movement of the levels of the Market Measure, as reflected by changes in the value of the Market Measure, from the Starting Value to the Ending Value.

A Market Measure may be a commodity- or equity-based index or indices, the value of a single stock, commodity or item, any other statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or any combination thereof. The Market Measure applicable to your Notes may also be a basket of two or more of these indices or statistical measures, in which case each one will be referred to as a “basket component.”

Baskets

A basket is designed to allow investors to participate in the percentage changes in the levels of the basket components from the Starting Value to the Ending Value of the basket. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable term sheet. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a portion of the value of the basket on the Pricing Date. The basket components may be assigned equal Initial Weightings or the basket components may be assigned unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable term sheet.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that Basket Component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any basket component in the event that basket component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the level of that basket component had those material changes or modifications not been made.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on a Calculation Day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet or pricing supplement.

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Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	50.00%	3,500.00	0.01428571	50.00

Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033057	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

_______________________
(1)	This is the closing level of each basket component on the hypothetical pricing date.

(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component Index on the hypothetical pricing date and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by a U.S. holder who purchases Notes in the initial offering at their original offering price and holds the Notes as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in Notes or currencies or tax-exempt organizations, (2) persons holding Notes as part of a straddle, hedge, conversion transaction or other integrated investment, (3) persons whose functional currency is not the U.S. dollar, or (4) traders in Notes that elect to use a mark to market method of accounting for their Notes holdings. In addition, this discussion does not address alternative minimum taxes or state, local or foreign taxes.

This summary addresses only Notes that are linked to a Market Measure other than the performance of one or more currencies. The U.S. federal income tax considerations relevant to the Notes linked to currency Market Measures will be addressed in the relevant pricing supplement for such Notes.

“U.S. holder” means a beneficial owner of the Notes that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) any other entity or person generally subject to U.S. federal income tax on a net income basis.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. holders

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as a prepaid forward contract to purchase the Market Measure and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the stated maturity date to satisfy that obligation at the stated maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

Sale, exchange or other taxable disposition of Notes.  A U.S. holder’s initial tax basis in the Notes will be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, the holder generally will recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the holder’s adjusted tax basis in the Note. The gain or loss generally will be capital gain or loss. The gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Possible alternative treatment.  It is possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Under alternative characterizations of

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the Notes, it is possible, for example, that the Notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-upon treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Debt Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership transactions”. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

The IRS and U.S. Treasury Department have also issued proposed regulations that require the accrual of income on a current basis with respect to contingent non-periodic payments made under certain notional principal contracts. The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Backup withholding tax and information reporting. Unless a U.S. holder is an exempt recipient, such as a corporation, payments on the Notes and the proceeds received from the sale of Notes will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the holder provides the required information to the IRS.

Consequences to non-U.S. holders

Gain or loss on disposition.   A non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, maturity or repurchase by SEK of a Note unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information reporting and backup withholding.   In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, unless either we or our paying agent has actual knowledge that the holder is a U.S. person.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus. While we are not required to do so, we may elect to hedge our obligations under the Notes with Merrill Lynch or one of its affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Merrill Lynch has advised us that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet or pricing supplement. After the initial public offering, the public offering price and concession may be changed. The obligations of Merrill Lynch are subject to certain conditions and it is committed to take and pay for all of the Notes offered pursuant to a specific term sheet or pricing supplement if any are taken.

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INDEX OF CERTAIN DEFINED TERMS

Business Day	P13
Calculation Agent	P1
Calculation Day	P11
Calculation Period	P11
Capped Value	P1
Ending Value	P10
Market Disruption Event	P11, P12
Market Measure	P1
Market Measure Business Day	P11
Notes	P1
Pricing Date	P10
Redemption Amount	P1
Starting Value	P10
Successor market measure	P13
Valuation Date	P11

Capitalized terms used in this product supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus supplement and prospectus, as applicable.

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AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)

Medium-Term Notes, Series D

Accelerated Return Bear Market NotesSM

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

January 11, 2008

Accelerated Return NotesSM is a service mark of Merrill Lynch & Co., Inc.